Exhibit 99.1

OPTIMUMBANK HOLDINGS, INC.

FOR IMMEDIATE RELEASE

January 27, 2014

For more information contact: Moishe Gubin, Chairman of the Board or Thomas A. Procelli, Chief Operating Officer at (954) 900-2800

OPTIMUMBANK HOLDINGS ANNOUNCES RESIGNATION OF

INDEPENDENT DIRECTOR

Fort Lauderdale, FL (January 27, 2014) – OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Bank”), announced the resignation of Seth Gillman from the Board of Directors, effective January 25, 2014, a position he has held since September, 2011.

“We thank Seth for his past leadership and commitment to OptimumBank and we wish him success in his future endeavors. He has been an excellent Board member for OptimumBank and OptimumBank Holdings, investing his valuable time, money, talent, passion and wisdom to help make OptimumBank become successful,” said Sam Borek, OPHC and Bank Vice Chairman of the Board. Mr. Borek, a founding director of OptimumBank, will replace Mr. Gillman as the independent director assigned to the Executive, Audit and Compensation Committees.

Moishe Gubin, OptimumBank Chairman of the Board commented, “I believe that with our prospective new board members, currently awaiting regulatory approval, we will have an even stronger directorate heading into 2014, and looking forward to having a profitable year.”

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.